Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID COMPLETES REFINANCING

Refinancing Provides Greater Flexibility to Support Business Plans

Company Confirms Previous Sales, Same Store Sales, Adjusted EBITDA Guidance; Revises Net Loss

CAMP HILL, PA (July 9, 2008) - Rite Aid Corporation (NYSE: RAD) said today that it has completed its previously announced refinancing that includes a new $350 million senior secured term loan due 2014 and $470 million of new 10.375% senior secured notes due 2016.  The company said it used the proceeds from the refinancing to fund tender offers and consent solicitations of the company’s 8.125% senior secured notes due 2010, 9.25% senior notes due 2013 and 7.5% senior secured notes due 2015.

“This refinancing gives us greater flexibility to support our business plans in an environment that includes worries about a lengthy recession and continued uncertainty of the capital markets,” said Mary Sammons, Rite Aid chairman, president and CEO.

Rite Aid announced that approximately $348.9 million aggregate principal amount of its 8.125% senior secured notes due 2010 (CUSIP 767754BFO), approximately $144.0 million of its 9.25% senior notes due 2013 (CUSIP 767754BH6) and approximately $199.6 million aggregate principal amount of its 7.5% senior secured notes due 2015 (CUSIP 767754BK9) have been tendered and accepted for payment.  This represents approximately 96.9% of the outstanding 2010 notes, approximately 95.9% of the outstanding 2013 notes and approximately 99.7% of the outstanding 2015 notes. Rite Aid also delivered notice that it has called for redemption and discharge of all remaining 2015 notes.

The previously announced proposed amendments to the indentures governing the 2010, 2013 and 2015 notes (which eliminate or modify substantially all restrictive covenants and certain events of default, release the subsidiary guarantees under the 2010, 2013 and the 2015 notes and release all the collateral securing the obligations of the subsidiary guarantors under the 2010 and 2015 notes), became effective upon closing of the tender offer.

Consistent with Rite Aid’s previous disclosure that charges from the refinancing could impact net loss, the company revised its net loss and net loss per share guidance for fiscal 2009. The refinancing increases interest expense by approximately $5 million and increases loss due to debt modifications and retirements by approximately $35 million. As a result, the company said it expects the net loss to be between $300 million and $415 million and diluted loss per share to be between $.39 and $.52 per share as compared to previous guidance of a net loss of between $260 million and $375 million or a loss per diluted share of $.34 to $.48.  The company said that charges from the refinancing had no impact on its previously announced sales, same store sales and adjusted EBITDA guidance.

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Rite Aid Press Release – page 2

Rite Aid Corporation is one of the nation's leading drugstore chains with approximately 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of approximately $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at http://www.riteaid.com/.

This press release contains forward-looking statements, including guidance, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;  our ability to improve the operating performance of our  stores  in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to manage expenses, including integration expenses;  our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; general economic conditions and inflation and  interest rate movements and  access to capital.  Consequently, all of the forward-looking statements made in this press release, including our guidance, are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the attached table for a reconciliation of a non-GAAP financial measure, adjusted EBITDA to net loss, the most comparable GAAP financial measure. Rite Aid defines as adjusted EBITDA net income (loss) from operations excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for store closing and impairment, inventory write-downs related to closed stores, stock-based compensation expense, debt modifications and retirements, sales of assets and investments, and other non-recurring items. Rite Aid references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors' historical operating performance. In addition, incentive compensation is based on adjusted EBITDA and Rite Aid bases its forward-looking estimates on adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned adjusted EBITDA. Rite Aid included this non-GAAP financial measure in order to provide transparency to investors and enable investors to better compare our operating performance with the operating performance of its competitors.

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RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING FEBRUARY 28, 2009
(In thousands, except per share amounts)

Guidance Range
Low	High

Reconciliation of net loss to adjusted EBITDA:

Net loss	$(415,000)	$(300,000)
Adjustments:
Interest expense	495,000	490,000
Income tax expense, net	12,000	7,000
Depreciation and amortization	545,000	545,000
LIFO charge	60,000	55,000
Store closing, liquidation, and impairment charges	110,000	110,000
Non recurring Brooks-Eckerd integration expenses	110,000	110,000
Stock-based compensation expense	38,000	38,000
Loss on debt modifications and retirements, net	40,000	40,000
Other	5,000	5,000
Adjusted EBITDA	$1,000,000	$1,100,000

Diluted loss per share	$(0.52)	$(0.39)